NEWS RELEASE for March 26, 2009

BIOLASE AND NLT ANNOUNCE SETTLEMENT AGREEMENT

BIOLASE Also Issues 8-K Filing

IRVINE, CA and INDIANAPOLIS, IN (March 26, 2009) — BIOLASE Technology, Inc. (NASDAQ:BLTI) and National Laser Technology, Inc. (NLT) announced today that they have reached a final settlement agreement resolving the claims and counterclaims in the lawsuit between NLT and BIOLASE pending in the Southern District of Indiana concerning NLT’s sale of used BIOLASE dental lasers. Both parties’ claims will be dismissed with prejudice.

NLT had brought the suit in August 2008 alleging, among other things, that BIOLASE made false statements to dentists concerning NLT’s sale of used BIOLASE lasers and refused to sell laser tips and other parts to dentists if they did business with NLT in violation of antitrust and unfair competition laws. BIOLASE filed counterclaims alleging that NLT infringed BIOLASE’s copyrights and trademarks, made false and misleading statements on its website, and modified, sold, and serviced used BIOLASE lasers without premarket approval from the FDA in violation of unfair competition laws.

While each party continues to deny the allegations against it, the parties have agreed to resolve their dispute. The parties are looking forward to selling their respective products.

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc. (http://www.biolase.com), the world’s leading dental laser company, develops, manufactures and markets Waterlase technology and lasers and related products that advance the practice of dentistry and medicine.  The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with reduced pain, faster and biological recovery times.  BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications.  Other products under development address ophthalmology, pain management and other medical and consumer markets.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions.  Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jill Bertotti, of Allen & Caron, +1-949- 474-4300; or Alan Miller, Chief Executive Officer, of National Laser Technology, Inc, +1-800-336-1021.

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